Exhibit 23.1





                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
ScanSource, Inc.:

We consent to the use of our report, dated August 13, 1999, relating to the consolidated balance sheets of ScanSource, Inc. and subsidiaries as of June 30, 1998 and 1999, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended June 30, 1999, incorporated by reference in this registration statement on Form S-8 of ScanSource, Inc., which report appears in the June 30, 1999 annual report on Form 10-K of ScanSource, Inc.

/s/KPMG LLP

KPMG LLP


Greenville, South Carolina
May 9,  2000